Exhibit 3.1
Article IV of the Bylaws of Pomeroy IT Solutions, Inc. has been amended and replaced with the following, effective January 24, 2008:

ARTICLE IV

CAPITAL STOCK

Section 1.               Stock Certificates and Uncertificated Shares of Stock.

(a)            Except in the case of uncertificated shares of stock as provided in subsection (b), every holder in the Corporation shall be entitled to have a certificate signed in the name of the Corporation by the Chairman or the President or the Vice-Chairman or a Vice-President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, certifying the number of shares owned by him. Stock certificates shall also be governed as follows:

(i)             If such a certificate is countersigned by a transfer agent other than the Corporation or its employee, or by a registrar other than the Corporation or its employee, the signatures of the officers of the Corporation may be facsimiles and, if permitted by Delaware law, any other signature on the certificate may be a facsimile.

(ii)            In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of issue.

(iii)           Certificates of stock shall be issued in such form not inconsistent with the Certificate of Incorporation as shall be approved by the Board of Directors. They shall be numbered and registered in the order in which they are issued. No certificate shall be issued until fully paid.

(b)            The Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock are required to be uncertificated, or are permitted to be uncertificated.  In the event that the resolution adopted by the Board permits uncertificated shares but does not require all shares in such class or series to be uncertificated, then any holder of any uncertificated shares shall, upon request, be entitled to have a certificate for such shares issued by the Corporation in accordance with Article IV, Section 1.

Section 2.               Record Ownership.  A record in the name and address of the holder of each certificate and the holder of each uncertificated share of stock, the number of shares represented by each certificate or held by each holder of uncertificated shares, and the date of issue thereof shall be made on the Corporation’s books.  The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof, and accordingly shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as required by the laws of Delaware.

Section 3.               Transfer of Record Ownership.  Transfers of stock shall be made on the books of the Corporation upon payment of all necessary transfer taxes, and (i) in the case of certificated shares of stock, only by direction of the person named in the certificate or such person’s attorney, lawfully constituted in writing, and only upon the surrender of the certificate therefor and a written assignment of shares evidenced thereby, or, (ii) in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney, lawfully constituted in writing and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and assignment, compliance or payment of taxes shall not be required in any case in which the stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws.  No transfer of certificated or uncertificated shares shall be valid as against the Corporation for any purpose until such transfer has been entered in the stock records of the Corporation by an entry showing from and to whom transferred. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer, both the transferor and transferee request the Corporation to do so.

Section 4.               Lost, Stolen or Destroyed Certificates.  Certificates representing shares of the stock of the Corporation shall be issued in place of any certificate alleged to have been lost, stolen or destroyed in such manner and on such terms and conditions as the Board of Directors from time to time may authorize.

Section 5.               Transfer Agent, Registrar, Rules Respecting Certificates.  The Corporation shall maintain one or more transfer offices or agencies where stock of the Corporation shall be transferable.  The Corporation shall also maintain one or more registry offices where such stock shall be registered.  The Board of Directors may make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of stock certificates and uncertificated securities.

Section 6.               Fixing Record Date for Determination of Stockholders of Record.  The Board of Directors may fix in advance a date as the record date for the purpose of determining the stockholders entitled to notice of, or to vote at, any meeting of the stockholders or any adjournment thereof, or the stockholders entitled to receive payment of any dividend or other distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or to express consent to corporate action in writing without a meeting, or in order to make a determination of the stockholders for the purpose of any other lawful action.  Such record date in any case shall not be more than sixty days nor less than ten days before the date of a meeting of the stockholders, nor more than sixty days prior to any other action requiring such determination of the stockholders.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.